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FORM OF FEE WAIVER AGREEMENT


March 14, 2003


Mutual Fund Group
c/o J.P. Morgan Fund Distributors, Inc.
522 Fifth Avenue
New York, N.Y. 10036


Dear Sirs:

     JPMorgan Chase Bank ("JPMorgan Chase Bank"), hereby agrees to reimburse the JPMorgan Capital Growth Fund (the "Fund"), through April 30, 2004 with respect to Class A, Class B and Class C Shares to the extent necessary to maintain the Class A, Class B and Class C Shares' total operating expenses at the annual rate of 1.35%, 1.85% and 1.85%, respectively, of the average daily net assets. This reimbursement arrangement does not include interest, taxes, extraordinary expenses, expenses related to the Fund's deferred compensation plan.

     JPMorgan Chase Bank understands and intends that the Mutual Fund Group will rely on this agreement in preparing and filing its registration statement on Form N-14 and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so.

     Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMORGAN CHASE BANK

____________________
Michael Moran
Vice President and Assistant Treasurer

Accepted by:

MUTUAL FUND GROUP


______________________
David Wezdenko
Treasurer